Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

On February 28, 2017, Parker-Hannifin Corporation ("Parker" or the "Company") completed its previously announced acquisition of CLARCOR Inc. ("Clarcor"). Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 1, 2016, among Parker, Parker Eagle Corporation, a wholly owned subsidiary of Parker (“Merger Sub”), and Clarcor, Merger Sub merged with and into Clarcor (the “Merger”), with Clarcor surviving the merger as a wholly owned subsidiary of Parker.

At the effective time of the Merger (the “Effective Time”), each share of Clarcor common stock issued and outstanding immediately prior to the Effective Time (other than dissenting shares and shares held by Parker, Merger Sub or Clarcor or any of their respective wholly owned subsidiaries) was converted into the right to receive $83.00 in cash, without interest (the “Per Share Merger Consideration”).

In addition, at the Effective Time, subject to certain exceptions, each option to purchase Clarcor common stock outstanding, whether vested or unvested, was converted into the right to receive a cash payment equal to the product of (1) the total number of shares of Clarcor common stock subject to such option and (2) the amount by which the Per Share Merger Consideration exceeded the exercise price per share, less any applicable taxes. Subject to certain exceptions, as of the Effective Time, all other Clarcor equity and equity-based awards, subject to time-based or performance-based vesting conditions, were converted into the right to receive the Per Share Merger Consideration provided for under their terms in effect immediately prior to the Effective Time plus any accrued cash dividend equivalents.

The total consideration paid by the Company to complete the acquisition of Clarcor (the "Transaction") was approximately $4.1 billion in cash, which included the assumption of debt. See Note 2 to these unaudited pro forma combined financial statements for additional information on the purchase consideration.

The Company financed a portion of the purchase price for Clarcor by completing a private offering of $700 million in aggregate principal amount of senior notes due 2027, $600 million in aggregate principal amount of senior notes due 2047 and €700 million in aggregate principal amount of senior notes due 2025. In addition to the private offerings, the Company entered into a €100 million term loan due 2022 and a $500 million term loan due 2020 to finance a portion of the purchase price.

The following unaudited pro forma combined statements of income for the twelve months ended June 30, 2016 and the six months ended December 31, 2016 give effect to the Transaction as if it had occurred on July 1, 2015. The unaudited pro forma combined balance sheet as of December 31, 2016 gives effect to the Transaction as if it had occurred on December 31, 2016.

The unaudited pro forma combined financial statements were primarily derived from, and should be read in conjunction with the accompanying notes to the following historical consolidated financial statements for Clarcor and the Company:

•
Clarcor's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 3, 2016 (included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 27, 2017).

•
The Company's separate audited historical consolidated financial statements and accompanying notes as of and for the fiscal year ended June 30, 2016 (included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 26, 2016) and the unaudited historical consolidated financial statements and accompanying notes as of and for the quarterly period ended December 31, 2016 (included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 7, 2017).

The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the Transaction been completed at the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company and does not give consideration to the impact of cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Transaction or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2016
(Amounts in thousands)

	Parker-Hannifin Corporation	Clarcor Inc.	Reclassification adjustments	Pro Forma Transaction Adjustments		Pro Forma Combined
	(see Note 1)	(see Note 1)	(see Note 1)	(see Note 3)
Assets
Current assets:
Cash and cash equivalents	$1,520,736	$134,878	$—	$(880,791)	3(a)	$774,823
Marketable securities and other investments	684,299	—	—	(638,735)	3(b)	45,564
Trade accounts receivable, net	1,411,074	229,762	—	—		1,640,836
Non-trade and notes receivable	256,545	—	1,237	(50,000)	3(c)	207,782
Income taxes receivable	—	1,237	(1,237)	—		—
Inventories	1,241,593	237,627	—	39,121	3(d)	1,518,341
Prepaid expenses and other current assets	—	21,842	(21,842)	—		—
Prepaid expenses	133,592	—	21,842	—		155,434
Total current assets	5,247,839	625,346	—	(1,530,405)		4,342,780
Plant and equipment, net	1,506,201	294,602	533	81,000	3(e)	1,882,336
Assets held for sale	—	533	(533)	—		—
Deferred income taxes	482,136	3,157	—	—		485,293
Goodwill	2,813,238	502,908	—	2,144,904	3(f)	5,461,050
Intangible assets, net	849,692	302,901	—	1,194,379	3(g)	2,346,972
Other assets	832,507	9,645	—	(1,856)	3(h)	840,296
Total assets	$11,731,613	$1,739,092	$—	$1,888,022		$15,358,727

Liabilities and equity
Current liabilities:
Notes payable and long-term debt payable in one year	$581,487	$17,700	$—	$—		$599,187
Accounts payable, trade	997,189	89,303	—	—		1,086,492
Accrued payrolls and other compensation	269,805	—	30,273	—		300,078
Other accrued liabilities	451,039	94,894	(30,273)	—		515,660
Income taxes payable	—	1,913	(1,913)	—		—
Accrued domestic and foreign taxes	125,954	—	1,913	—		127,867
Total current liabilities	2,425,474	203,810	—	—		2,629,284
Long-term debt	2,653,560	267,753	—	2,620,855	3(h)	5,542,168
Pensions and other postretirement benefits	1,766,209	37,175	—	4,468	3(i)	1,807,852
Deferred income taxes	50,809	75,147	—	482,271	3(j)	608,227
Other liabilities	304,583	13,694	—	—		318,277
Total liabilities	7,200,635	597,579	—	3,107,594		10,905,808
Common stock	90,523	48,567	—	(48,567)	3(k)	90,523
Additional capital	597,197	—	—	—		597,197
Retained earnings	10,579,635	1,214,922	—	(1,294,824)	3(k)	10,499,733
Accumulated other comprehensive (loss)	(2,411,144)	(122,662)	—	122,662	3(k)	(2,411,144)
Treasury shares	(4,328,502)	—	—	—		(4,328,502)
Total shareholders' equity	4,527,709	1,140,827	—	(1,220,729)		4,447,807
Noncontrolling interests	3,269	686	—	1,157	3(l)	5,112
Total equity	4,530,978	1,141,513	—	(1,219,572)		4,452,919
Total liabilities and equity	$11,731,613	$1,739,092	$—	$1,888,022		$15,358,727

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED DECEMBER 31, 2016
(In thousands, except per share data)

	Parker-Hannifin Corporation	Clarcor Inc.	Reclassification adjustments	Pro Forma Transaction Adjustments		Pro Forma Combined
	(see Note 1)	(see Note 1)	(see Note 1)	(see Note 4)
Net sales	$5,413,935	$708,333	$—	$—		$6,122,268
Cost of sales	4,150,490	469,196	—	7,362	4(a)	4,627,048
Gross profit	1,263,445	239,137	—	(7,362)		1,495,220
Selling, general and administrative expenses	659,547	143,992	—	29,076	4(b)	832,615
Interest expense	67,592	3,557	—	33,557	4(c)	104,706
Interest income	—	(292)	292	—		—
Other (income), net	(76,661)	(257)	(292)	—		(77,210)
Income before income taxes	612,967	92,137	—	(69,995)		635,109
Income taxes	161,329	27,308	—	(5,640)	4(d)	182,997
Net income	451,638	64,829	—	(64,355)		452,112
Less: Noncontrolling interests in subsidiaries earnings	204	80	—	—		284
Net income attributable to common shareholders	$451,434	$64,749	$—	$(64,355)		$451,828

Earnings per share attributable to common shareholders:
Basic	$3.38					$3.38
Diluted	$3.33					$3.33

Average shares outstanding during period - Basic	133,499,744					133,499,744
Average shares outstanding during period - Diluted	135,596,707					135,596,707

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED JUNE 30, 2016
(In thousands, except per share data)

	Parker-Hannifin Corporation	Clarcor Inc.	Reclassification adjustments	Pro Forma Transaction Adjustments		Pro Forma Combined
	(see Note 1)	(see Note 1)	(see Note 1)	(see Note 4)
Net sales	$11,360,753	$1,411,344	$—	$—		$12,772,097
Cost of sales	8,823,384	946,538	—	53,845	4(a)	9,823,767
Gross profit	2,537,369	464,806	—	(53,845)		2,948,330
Selling, general and administrative expenses	1,359,360	279,252	—	104,916	4(b)	1,743,528
Interest expense	136,517	6,983	—	70,317	4(c)	213,817
Interest income	—	(471)	471	—		—
Other (income), net	(73,236)	(33,190)	(471)	—		(106,897)
Income before income taxes	1,114,728	212,232	—	(229,078)		1,097,882
Income taxes	307,512	68,068	—	(26,512)	4(d)	349,068
Net income	807,216	144,164	—	(202,566)		748,814
Less: Noncontrolling interests in subsidiaries earnings	376	149	—	—		525
Net income attributable to common shareholders	$806,840	$144,015	$—	$(202,566)		$748,289

Earnings per share attributable to common shareholders:
Basic	$5.96					$5.53
Diluted	$5.89					$5.47

Average shares outstanding during period - Basic	135,353,321					135,353,321
Average shares outstanding during period - Diluted	136,911,690					136,911,690

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)
Note 1. Basis of Presentation
The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Securities Exchange Commission Regulation S-X. The historical consolidated financial information has been adjusted in the accompanying pro forma financial information to give effect to unaudited pro forma events that are (1) directly attributable to the transaction, (2) factually supportable and (3) with respect to the unaudited pro forma combined statements of income, are expected to have a continuing impact on the results of operations of the combined company. The pro forma financial information does not reflect any cost savings, operating synergies or revenue enhancements.

Clarcor operated on a fiscal year that ended on the Saturday closest to November 30 of each year. The Company operates on a fiscal year that ends on June 30 of each year. The historical information for Clarcor included in the unaudited pro forma combined balance sheet as of December 31, 2016 was Clarcor's balance sheet as of December 3, 2016.

The historical information for Clarcor included in the unaudited pro forma combined statement of income for the six months ended December 31, 2016 includes the following quarterly periods:

	Three Months Ended	Three Months Ended
	August 27, 2016	December 3, 2016	Total
Net sales	$331,387	$376,946	$708,333
Cost of sales	216,986	252,210	469,196
Gross profit	114,401	124,736	239,137
Selling, general and administrative expenses	63,703	80,289	143,992
Interest expense	1,763	1,794	3,557
Interest income	(136)	(156)	(292)
Other (income), net	(574)	317	(257)
Income before income taxes	49,645	42,492	92,137
Income taxes	13,861	13,447	27,308
Net income	35,784	29,045	64,829
Less: Noncontrolling interests in subsidiaries earnings	35	45	80
Net income attributable to common shareholders	$35,749	$29,000	$64,749

Note 1. Basis of Presentation, cont'd

The historical information for Clarcor included in the unaudited pro forma combined statement of income for the twelve months ended ended June 30, 2016 includes the following quarterly periods:

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	August 29, 2015	November 28, 2015	February 27, 2016	May 28, 2016	Total
Net sales	$357,557	$372,547	$316,272	$364,968	$1,411,344
Cost of sales	237,802	250,258	215,371	243,107	946,538
Gross profit	119,755	122,289	100,901	121,861	464,806
Selling, general and administrative expenses	69,333	72,900	68,942	68,077	279,252
Interest expense	1,338	1,664	2,112	1,869	6,983
Interest income	(108)	(104)	(129)	(130)	(471)
Other (income), net	(5,649)	(93)	(514)	(26,934)	(33,190)
Income before income taxes	54,841	47,922	30,490	78,979	212,232
Income taxes	18,332	14,828	9,300	25,608	68,068
Net income	36,509	33,094	21,190	53,371	144,164
Less: Noncontrolling interests in subsidiaries earnings	64	41	27	17	149
Net income attributable to common shareholders	$36,445	$33,053	$21,163	$53,354	$144,015

The Transaction is treated as a business combination for accounting purposes, with the Company being treated as the acquirer. The pro forma financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (ASC 805). ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The process of estimating the fair values of certain tangible assets, identifiable intangible assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. Fair value estimates used in preparing the pro forma financial information included herein are preliminary and have been presented solely for purposes of providing pro forma statements and will be revised as additional information becomes available and additional analysis is performed. Differences between preliminary estimates in the pro forma statements and the final acquisition accounting could have a material impact on the accompanying pro forma financial information and the combined company's future results of operations and financial position.

Acquisition-related transaction costs are not included as a component of consideration transferred but are expensed as incurred. Acquisition-related transaction costs associated with the acquisition total $103,284, of which $15,962 and $7,420 have been expensed in the Company's and Clarcor's statements of income as of December 31, 2016, respectively. The remaining $79,902 of other anticipated acquisition-related transaction costs was adjusted as a reduction of cash with a corresponding decrease in retained earnings. These costs are not presented in the pro forma statements of income because they will not have a continuing impact on the consolidated results of the Company.

There were no material intercompany balances or transactions between the Company and Clarcor as of the dates and for the periods of these unaudited pro forma combined financial statements.

Note 1. Basis of Presentation, cont'd

Reclassification Adjustments

Certain reclassification adjustments have been made to Clarcor's historical financial statements presented within the pro forma financial information to conform to the presentation of the Company's historical balances.

The following reclassification adjustments were made to the unaudited pro forma combined balance sheet:

•
On its historical consolidated balance sheet, Clarcor presented income taxes receivable as a separate line item. Income taxes receivable has been reclassified into non-trade and notes receivable on the pro forma combined balance sheet.

•
On its historical consolidated balance sheet, Clarcor presented prepaid expenses on the same line item as other current assets. Prepaid expenses and other current assets has been reclassified into prepaid expenses on the pro forma combined balance sheet.

•
On its historical consolidated balance sheet, Clarcor presented assets held for sale as a separate line item. Assets held for sale has been reclassified into property and equipment, net on the pro forma combined balance sheet.

•
On its historical consolidated balance sheet, Clarcor combined payroll and compensation related accrued liabilities within other accrued liabilities. These balances have been reclassified into accrued payrolls and other compensation on the pro forma combined balance sheet.

•
On its historical consolidated balance sheet, Clarcor presented income taxes payable as a separate line item. Income taxes payable has been reclassified into accrued domestic and foreign taxes on the pro forma combined balance sheet.

The following reclassification adjustments were made to the unaudited pro forma combined statements of income:

•
On its historical statement of income, Clarcor presented interest income as a separate line item. Interest income has been reclassified into other income, net in the pro forma combined statements of income.

There were no adjustments presented to conform Clarcor historical accounting policies to those of Parker, as such adjustments were considered immaterial for the periods presented.

Note 2. Purchase Price and Preliminary Purchase Price Allocation
The purchase price for Clarcor is as follows:

Cash consideration paid at $83.00 per Clarcor share	$4,061,873
Fair value of Clarcor equity awards	48,606
Total purchase price	$4,110,479

Note 2. Purchase Price and Preliminary Purchase Price Allocation, cont'd

The preliminary purchase price allocation at December 31, 2016 is as follows:

Cash and cash equivalents	$134,878
Accounts receivable	230,999
Inventories	276,748
Prepaid expenses	21,842
Plant and equipment, net	376,135
Deferred income taxes	3,157
Other assets	7,789
Intangible assets	1,497,280
Goodwill	2,647,812
5,196,640

Notes payable	17,700
Accounts payable, trade	89,303
Accrued payrolls and other compensation	30,273
Accrued domestic and foreign taxes	1,913
Other accrued liabilities	64,621
Long-term debt	267,753
Pensions and other postretirement benefits	41,643
Deferred income taxes	557,418
Other liabilities	13,694
Noncontrolling interests	1,843
1,086,161
Total purchase price	$4,110,479

Note 3. Pro forma balance sheet transaction adjustments

(a) Cash and cash equivalents

Cash and cash equivalents have been adjusted for the following:

Proceeds from debt issuances, net of debt issuance costs of $27,515	$2,620,855
Cash used for purchase price	(3,421,744)
Acquisition-related transaction costs	(79,902)
$(880,791)

(b) Marketable securities and other investments

Represents marketable securities and other investments liquidated and included in the cash consideration for the purchase of Clarcor.

(c) Non-trade and notes receivable

Represents a reverse repurchase agreement liquidated and included in the cash consideration for the purchase of Clarcor.

Note 3. Pro forma balance sheet transaction adjustments, cont'd

(d) Inventories

Represents an adjustment of $39,121 to increase the carrying value of Clarcor's inventories to their preliminary estimated fair value.

(e) Plant and equipment, net

Represents the adjustment in carrying value of Clarcor's property and equipment from its recorded book value to its preliminary estimated fair value. The estimated fair value is expected to be depreciated over the following estimated useful lives, generally on a straight-line basis:

	Fair Value Adjustment	Estimated Useful Life
Buildings and building equipment	$17,000	15 - 40 years
Machinery and equipment	64,000	3 -15 years
	$81,000

The final determination of fair value of property and equipment, as well as the estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of property and equipment and the purchase price allocation.

(f) Goodwill

Goodwill is calculated as the excess of the purchase price over the net assets acquired and is not deductible for tax purposes. Goodwill related to the Transaction represents cost synergies and enhancements to the Company's existing filtration technologies. Net adjustments totaling $2,144,904 are comprised of eliminating Clarcor's historical goodwill of $502,908 and recording the excess of the purchase price over the estimated fair value of net assets acquired of $2,647,812. The final calculation of goodwill related to the Transaction remains subject to change pending the final determination of the fair value of the net assets acquired.

(g) Intangible assets, net
Represents adjustments to record the preliminary estimated fair value of intangible assets of $1,497,280, which is an increase of $1,194,379 over Clarcor's book value of intangibles assets. The fair values of intangible assets were determined using an income valuation approach. The weighted-average life is based on the Company's historical experience. The fair value of the identifiable intangible assets is subject to change upon completion of the final valuation, some of which may be material. The following is a summary of the identifiable intangible assets acquired as part of the Transaction.

	Fair value	Weighted-Average Life
Patents	$113,760	18 yrs
Trademarks	251,600	12 yrs
Customer lists and other	1,131,920	11 yrs
Total	$1,497,280	12 yrs

(h) Long-term debt and other assets
Total adjustments related to long-term debt includes proceeds from debt issuances of $2,648,370 less $27,515 in debt issuance costs. The debt issuance costs will be amortized over the respective debt terms. Other assets includes an adjustment of $1,856 related to the write off of Clarcor deferred financing fees.

Note 3. Pro forma balance sheet transaction adjustments, cont'd

(i) Pensions and other postretirement benefits
Represents an adjustment to increase the carrying value of Clarcor's pension and other postretirement liabilities to their preliminary estimated fair value.

(j) Deferred income taxes

The deferred tax impact of the transaction adjustments was recorded using a blended statutory tax rate of approximately 37%.

Estimated deferred income tax liability related to intangible assets	$437,350
Estimated deferred income tax liability related to inventory	14,381
Estimated deferred income tax liability related to fixed assets	30,540
$482,271

(k) Shareholder's equity

Adjustments made to shareholders' equity are comprised of the following:

To eliminate Clarcor's historical common shares	$(48,567)
To eliminate Clarcor's historical accumulated other comprehensive loss	122,662
To eliminate Clarcor's historical retained earnings	(1,214,922)
Acquisition-related transaction costs	(79,902)
$(1,220,729)

Acquisition-related transaction costs represent costs incurred by the Company and Clarcor that were not reflected in the historical statement of income.

(l) Noncontrolling interests

Represents an adjustment to increase the carrying value of Clarcor's noncontrolling interests to their preliminary estimated fair value.

Note 4. Pro forma statement of income transaction adjustments

(a) Cost of sales

Total adjustments are comprised of the following:

	Six Months Ended December 31, 2016	Twelve Months Ended June 30, 2016
Depreciation adjustment for property and equipment	$7,362	$14,724
Adjustment for inventory written up to fair value	—	39,121
	$7,362	$53,845

Note 4. Pro forma statement of income transaction adjustments, cont'd

(b) Selling, general and administrative expenses

Total adjustments are comprised of the following:

	Six Months Ended December 31, 2016	Twelve Months Ended June 30, 2016
Elimination of existing Clarcor amortization expense	$(12,000)	$(24,000)
Amortization expense based on fair value of intangible assets	64,458	128,916
Elimination of acquisition-related transaction costs	(23,382)	—
	$29,076	$104,916

(c) Interest expense

Total adjustments are comprised of the following:

	Six Months Ended December 31, 2016	Twelve Months Ended June 30, 2016
Interest expense associated with debt issuances	$32,175	$67,540
Amortization of debt issuance costs associated with debt issuances	1,382	2,777
	$33,557	$70,317

(d) Income taxes

A statutory tax rate of 37.7% was used to record the tax effects of the statement of income transaction adjustments.

	Six Months Ended December 31, 2016	Twelve Months Ended June 30, 2016
Tax related to the increase in interest expense	(12,131)	(25,465)
Tax related to the increase in amortization of debt issuance costs	(521)	(1,047)
Tax related to the elimination of acquisition-related transaction costs	7,012	—
	$(5,640)	$(26,512)